Exhibit 5.1

425 Park Avenue New York, New York 10022-3598 212.836.8000 Fax 212.836.6792 www.kayescholer.com
December 10, 2010
Spirit AeroSystems, Inc.
3801 South Oliver
Wichita, Kansas 67210
Ladies and Gentlemen:
     We have acted as counsel to Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $300 million of the Company’s 6-3/4% Senior Notes due 2020 (the “Exchange Notes”) to be offered in exchange for its outstanding 6-3/4% Senior Notes due 2020 (the “Original Notes”) that were issued pursuant to the Indenture, dated as of November 18, 2010 (the “Indenture”), among the Company, each of the other companies listed on Schedule A hereto (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.
     In connection herewith, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the Original Notes, (iv) the Registration Rights Agreement, dated as of November 18, 2010, among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the several Initial Purchasers named therein, (v) the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended (the “TIA”), filed as an exhibit to the Registration Statement, (vi) the form of the Exchange Notes, (vii) the form of the related guarantees of the Guarantors (the “Guarantees”) and (viii) such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion.
     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly
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added. With regards to matters of North Carolina law, we have relied, with the Company’s permission, upon the opinions of McGuireWoods LLP, filed as Exhibit 5.2 to the Registration Statement.
     On the basis of the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that when (A) the Registration Statement has been declared effective, (B) the Indenture has been duly qualified under the TIA, (C) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Original Notes as described in the Registration Statement and (D) the Guarantees have been duly executed and delivered by the Guarantors: (i) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) each Guarantee of the Exchange Notes by a Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).
     This opinion letter is based as to matters of law solely on the applicable provisions of (i) the General Corporation Law of the State of Delaware, as amended, (ii) the Delaware Limited Liability Company Act, as amended, and (iii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “General Corporation Law of the State of Delaware, as amended” and “Delaware Limited Liability Company Act, as amended” include the statutory provisions contained therein, all applicable provisions of the rules and regulations underlying these provisions and reported judicial decisions interpreting these laws.
     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ KAYE SCHOLER LLP

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Schedule A
Guarantors
Spirit AeroSystems Holdings, Inc.
Spirit AeroSystems Finance, Inc.
Spirit AeroSystems International Holdings, Inc.
Spirit AeroSystems Investco, LLC
Spirit AeroSystems Operations International, Inc.
Spirit AeroSystems North Carolina, Inc.
Spirit Defense, Inc.